January 2006

Walnut Creek, CA . . .

Contact: James L. Ryan

Bank of Walnut Creek

(925) 932-5353 Ext. 200

BWC FINANCIAL CORP. ANNOUNCES FOURTH QUARTER & YEAR END 2005 EARNINGS

James L. Ryan, Chief Executive Officer and Chairman of the Board of BWC Financial Corp. and its subsidiaries Bank of Walnut Creek and BWC Mortgage Services, announced Fourth Quarter and Year End 2005 earnings.

Net income for the Corporation for the year ending December 31, 2005 was $8,646,000 or $2.04 diluted earnings per share, compared to net income of $5,713,000 or $1.32 diluted earnings per share at Year End 2004.

Earnings for the Year 2005 represent a return on average assets (ROA) of 1.61% and a return on average equity (ROE) of 17.69%, compared to an ROA of 1.15% and an ROE of 12.39% for the Year 2004.

Fourth Quarter 2005 income was $2,655,000 or $0.63 diluted earnings per share compared to Fourth Quarter 2004 income of $1,855,000 or $0.43 diluted earnings per share. Earnings for Fourth Quarter 2005 represent a return on average assets (ROA) of 1.90 % and a return on average equity (ROE) of 21.20% compared to a 1.44% ROA and a 15.82% ROE for Fourth Quarter 2004.

Total assets of the Corporation at December 31, 2005 were $549,698,000, compared to total assets of $501,358,000 at Year End 2004.

Founded in 1980 and celebrating its 25th Anniversary Year in 2005, Bank of Walnut Creek’s headquarters and main office are at 1400 Civic Drive, Walnut Creek. Additional branch offices are in Orinda, San Ramon, Danville, Pleasanton, and Livermore, with a regional commercial banking office in San Jose. BWC Mortgage Services, with headquarters at 3130 Crow Canyon Place in San Ramon, has mortgage consultants in each of the Bank’s branch offices and additional offices in Walnut Creek, Concord, Tahoe City, Monterey, Tracy, Reno and Las Vegas.

Additional details may be found in the Summary of Consolidated Financial Results for Year End and Fourth Quarter 2005.

Selected Financial Data - Summary:
The following table provides certain selected consolidated financial data as of and for the three month and twelve-month periods ended December 31, 2005 and 2004.

		Quarter Ended		Year to Date
SUMMARY INCOME STATEMENT		December 31,		December 31,
( Unaudited in thousands except share data)	2005	2004	2005	2004
Interest Income	$ 9,964	$ 8,204	$ 36,391	$ 29,541
Interest Expense	2,297	1,600	8,042	5,280
Net Interest Income	7,667	6,604	28,349	24,261
Provision for Credit Losses	-	-	-	975
Non-interest Income	5,455	3,713	19,167	15,327
Non-interest Expenses	8,474	7,135	32,230	28,443
Minority Interest	328	239	1,220	1,013
EBIT	4,320	2,943	14,066	9,157
Income Taxes	1,665	1,088	5,420	3,444
Net Income	$ 2,655	$ 1,855	$ 8,646	$ 5,713

Per share:		Quarter Ended		Year to Date
(Share and share equivalents have been adjusted for the		December 31,		December 31,
10 % stock dividend granted in December 2004)	2005	2004	2005	2004
Basic EPS	$ 0.64	$ 0.44	$ 2.07	$ 1.33
Diluted EPS	$ 0.63	$ 0.43	$ 2.04	$ 1.32
Weighted Average Basic shares	4,133,837	4,239,260	4,182,661	4,280,595
Weighted Average Diluted Shares	4,202,149	4,283,311	4,243,316	4,316,256
Cash dividends	$ 370	$ 307	$ 1,420	$ 1,011
Book value at period end			$ 12.37	$ 11.18
Ending shares			4,128,829	4,228,459

		Quarter Ended		Year to Date
		December 31,		December 31,
SELECTED PERFORMANCE RATIOS	2005	2004	2005	2004
Return on Average Assets	1.90%	1.44%	1.61%	1.15%
Return on Average Equity	21.20%	15.82%	17.69%	12.39%
Net Interest Margin to Earning Assets	5.58%	5.42%	5.61%	5.16%
Net loan losses (recoveries) to avg. loans	0.00%	0.04%	0.05%	0.00%
Efficiency Ratio (Bank only)	50.20%	58.10%	55.49%	62.80%

SUMMARY BALANCE SHEET
In thousands		December 31,		December 31,
Assets:		2005		2004
Cash and Equivalents		$ 19,035		$ 18,988
Investments		106,704		80,066
Loans		402,972		380,682
Allowance for Credit Losses		(7,493)		(7,670)
BWC Mortgage Services, Loans Held-for-Sale		12,794		14,966
Other Assets		15,686		14,326
Total Assets		$ 549,698		$ 501,358

Deposits		$ 423,380		$ 392,939
Other Borrowings		70,537		57,824
Other Liabilities		4,693		3,314
Total Liabilities		$ 498,610		$ 454,077
Equity		51,088		47,281
Total Liabilities and Equity		$ 549,698		$ 501,358

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Nasdaq: BWCF	http://www.bowc.com

This press release contains forward-looking statements with respect to the financial condition, results of operation and business of BWC Financial Corp.(BWC). These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the operating characteristics of the Company’s income tax refund programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company’s control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in the State of California; (4) the occurrence of future terrorist acts or impact of military actions;and (5) legislative or regulatory changes adversely affecting the business in which BWC engages. Forward-looking statements speak only as of the date they are made, and BWC does not undertake to update forward-looking statements. 1/00/06